Exhibit 23.5

Ken Research Private Limited,
14, Tower B3, Spaze I Techpark,
Sohna Road, Gurugram, Haryana,
Pin code: 122001, India,
Website: www.kenresearch.com
Registered Office: 66, Jamna Appt,
Sector 9, Rohini, New Delhi - 110085

Date: 28 May, 2024.

Linkers Industries Limited

Lot A99, Jalan 2A-3, A101 & A102,

Jalan 2A, Kawasan Perusahaan MIEL

Sungai Lalang, 08000 Sungai Petani,

Kedah Darul Aman,

Malaysia

Dear Sirs,

We refer to the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) of the Company in relation to its proposed initial public offering, to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

We hereby consent, and confirm that we have not withdrawn our consent, to the inclusion of our statements and opinion, and consent to all references to our name in the form and context in which they are included and appear in the Registration Statement to be filed with the SEC, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

We also consent to our industry report and this letter being made available for public inspection as described in the section headed “INDUSTRY AND MARKET DATA” in the Registration Statement.

We hereby consent to the filing of this letter to the Registration Statement and any amendments thereto and any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes.

Yours faithfully,

For and on behalf of

Ken Research Private Limited

/s/ Ankur Gupta
Name:	Ankur Gupta
Title:	Director